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Contact:

Kenneth J. Mahon

Exec. VP and Chief Financial Officer

718-782-6200 extension 8265

Kenneth Ceonzo

First V.P. and Director of Investor Relations

718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES REPORTS FIRST QUARTER 2004 EARNINGS

 Loan growth jumps to 18% annualized

Deposits increase at a 45% annualized rate

Brooklyn, NY – April 22, 2004 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today announced net income of $12.3 million, or 33 cents per diluted share, for the quarter ended March 31, 2004, compared to $13.6 million, or 36 cents per diluted share, for the quarter ended March 31, 2003.

Other items of note for the quarter ended March 31, 2004 include:

*

Core deposits increased by $62.1 million, or 20% annualized.  Total deposits increased by $231.0 million, or 45% annualized.

*

Real estate loan originations totaled $246.0 million while the pace of loan prepayments declined from previous quarters, resulting in an 18% annualized growth rate in the loan portfolio.

*

Net interest margin contracted to 3.29% as refinance activity continued.

*

The Company maintained its industry leading credit quality with non-performing assets representing only 4 basis points of total assets at period end.

*

On March 16, 2004, the Company completed a 3-for-2 stock split in the form of a 50% stock dividend, and on April 15, 2004 announced a 5% increase in the quarterly cash dividend, the second cash dividend increase in 2004.

*

On March 19, 2004, the Company issued $70 million of 30-year, fixed-rate debt in the form of trust preferred securities at a coupon of 7.0%.

*

1,041,825 shares repurchased into treasury.

Commenting on the first quarter 2004 performance, Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company noted, “Loan prepayments declined significantly in the first quarter which enabled us to grow the loan portfolio, boding well for growth for the rest of the year.  In addition, deposits grew 45% on an annualized basis during the most recent quarter without opening a single new branch, and 12 of our 20 branches now have average deposits above $100 million.  Since we continue to focus on funding asset growth with retail deposits, our loan to deposit ratio has fallen below 100% for the first time since we went public in 1996.”

The loan-to-deposit ratio is an important measure because it has historically been used to assess the impact of higher rates on the profitability of banks.  Banks with ratios greater than 100% have to finance a portion of their loans through the financial markets. The larger the ratio, the greater the bank's exposure to rising interest rates, because it must get a higher portion of its funds from the capital market in order to cover its lending needs.  In the past three years, Dime Community’s loan-to-deposit ratio has been reduced from 141% to under 100% while the loan portfolio has grown by 22% over the same period.

Mr. Palagiano continued, “While carefully managing interest rate risk in this challenging interest rate environment, Dime also continues to improve upon its key core competencies in multi-family lending, deposit gathering, maintaining superior credit quality and managing operating expenses, all of which over time have contributed to our industry-leading returns.”

FINANCIAL RESULTS

For the quarter ended March 31, 2004, the Company’s net income was $12.3 million, down $1.3 million compared to $13.6 million in the same quarter of the previous year.  Net interest income decreased $2.2 million quarter over quarter, and was partially offset by a reduction in income tax expense of $1.3 million.  The decrease in the effective tax rate to 36.1% for the March 2004 quarter was due to adjustments booked in conjunction with the filing of the Company's most recent tax returns.  Excluding these adjustments, the Company’s effective tax rate was approximately 38%.

On a linked quarter basis, the Company’s net income was down approximately $830,000 (excluding balance sheet restructuring charges taken in the December 2003 quarter).  This was due to lower net interest income and substantially lower prepayment fee income, partially offset by a reduction of $1.3 million in operating expenses.  Prepayment fee income during the March 2004 quarter was $2.5 million compared to $4.8 million during the December 2003 quarter.

Net interest margin declined to 3.29% during the March 2004 quarter from 3.45% (excluding interest cost from the balance sheet restructuring) in the December 2003 quarter.  Loan amortization and satisfactions of $145.7 million had an average yield of 7.13% during the March 2004 quarter, as compared to new loan originations of $247.0 million with an average yield of 5.02%.  Investments in commercial real estate loans represented approximately 14% of loan production during the March 2004 quarter compared to 7% for the full year 2003.

Deposit growth also contributed to net interest margin contraction in the March 2004 quarter.  New deposits raised during the March 2004 quarter of $231.0 million represented 10.2% of total deposits at quarter end.  Due to the promotional nature of these deposits, the weighted average cost of deposits rose slightly by 5 basis points to 1.68% during the March 2004 quarter from 1.63% during the December 2003 quarter.  The volume of households served grew at an annualized rate of 16.8% during the quarter, reflecting the extension of our delineated trade area.  Average deposits per branch were $113.6 million at March 31, 2004.

Mr. Palagiano further noted, “As we indicated last quarter, we have started to grow the balance sheet in 2004 as the business cycle moves past the stage where low rates will continue to contribute to earnings growth.  As such, ending total assets grew by over 13% in the first quarter.  As we continue to add a significant amount of new assets at current yields, we expect the net interest margin to bottom out in the first half of the year and then stabilize through the remainder of the year.”

In conclusion Mr. Palagiano stated, “We further anticipate over $1.0 billion in cash flow will become available for reinvestment from our current $3.4 billion balance sheet within the next 12 months.  This level of anticipated liquidity, when combined with our recently issued Trust Preferred security and high level of tangible equity, should help position the Company to benefit from an orderly increase in interest rates.”

The investment securities portfolio grew by a net of $296.6 million during the first quarter.  During the March 2004 quarter, the Company purchased approximately $353.7 million of new securities (primarily mortgage-backed securities) with an average yield of 3.54%.  These securities, which have an estimated average life of 3.5 years, were funded primarily with deposits, supplemented by approximately $100 million of new wholesale borrowings and the $70 million trust preferred security.  The new wholesale borrowings had an average cost of 1.7% during the quarter and have an estimated maturity of 1.75 years.  While these transactions contributed positively to net income during the quarter, they contributed to the contraction of net interest spread and margin.

The trust preferred securities the Company issued during the quarter can be treated as capital under certain conditions.  Initially, the Company will only use the cash from the securities to purchase short-term investment securities and repurchase shares.  This transaction is expected to be slightly dilutive to earnings (approximately 3 cents) during 2004.  These 30-year securities a have a fixed coupon of 7.0% and a continuous call option available to the Company after 5 years.

Non-interest income totaled $5.6 million during the quarter ended March 31, 2004, an increase of $252,000 from the quarter ended March 31, 2003, and approximately the same as the quarter ended December 31, 2003.

The Company recorded gains of $516,000 on the sale of securities and $60,000 on the sale of loans to Fannie Mae during the quarter ended March 31, 2004.  During the quarter ended December 31, 2003, the Company recorded losses on the sale of securities of $2.0 million (as part of its balance sheet restructuring) and gains of $158,000 on the sale of loans to Fannie Mae.  During the quarter ended March 31, 2003, the Company recorded gains of $592,000 on the sale of loans to Fannie Mae.

Non-interest income, excluding gains and losses on sales of assets, increased $332,000 from $4.7 million during the March 2003 quarter to $5.0 million in the March 2004 quarter.  This growth resulted primarily from an increase in loan prepayment fee income of $135,000 and an increase in retail fee income of $135,000.

Non-interest income, excluding gains and losses on sales of assets, decreased $2.4 million from the December 2003 quarter to the March 2004 quarter.  Loan prepayment fee income decreased $2.3 million to $2.5 million during this period, reflecting a decline in loan prepayments.

Non-interest expense totaled $10.4 million during the quarter ended March 31, 2004, an increase of 7% from the prior year quarter.  This increase resulted from growth of $550,000 in salary and benefit expense, primarily expenses related to the Employee Stock Ownership Plan.

REAL ESTATE LENDING AND CREDIT QUALITY

The continuation of the historic low interest rate environment resulted in origination, refinancing and prepayment levels of real estate loans remaining above their historical averages during the March quarter.  Real estate loan amortization during the March 2004 quarter approximated 26% of the loan portfolio on an annualized basis, down from 40% during the December 2003 quarter, and down from 42% during the March 2003 quarter.  At March 31, 2004, the Company had approximately $784 million of real estate loans with interest rates of 6.5% and higher.

The weighted average interest rate on real estate loans originated during the most recent quarter was approximately 5.0% and their weighted average term to next repricing was 6.8 years at their respective origination dates.  The current loan commitment pipeline approximates $300 million, of which $29 million is intended for sale to Fannie Mae.

The Company maintained its long record of outstanding credit quality during the most recent quarter. Non-performing loans totaled $1.4 million at March 31, 2004, representing 0.04% of total assets.  Non-performing assets have remained below 5 basis points of total assets for the last 5 quarters.

SHARE REPURCHASE PROGRAM

During the March 2004 quarter, the Company repurchased 1,041,825 shares of its common stock into treasury.  As of March 31, 2004, the Company had an additional 500,000 shares eligible for repurchase under its ninth stock repurchase program, approved by its Board in May 2003.

OUTLOOK

For the second quarter of 2004, the Company estimates earnings per share in the range of $0.30 to $0.32. This estimate reflects anticipated lower prepayment fee income and assumed lower yields on new assets.  Asset growth is expected to moderate compared to the first quarter, but the Company remains on track to grow assets approximately 20% over the course of the year.  The multifamily loan pipeline remains strong, currently above $300 million, reflecting the Company’s strong market position in New York multifamily lending market as well as continued high borrowing demand.

CONFERENCE CALL

Management will conduct a conference call at 10:00 A.M. Eastern Time, on Thursday, April 22, 2004, to discuss DCOM's operating performance for the quarterly period ended March 31, 2004.  The direct dial number for the call is 785-832-1508.  For those unable to participate in the conference call, a replay will be available. To access the replay, dial 402-220-2328 from one hour after the end of the call until midnight Eastern Time on Thursday, April 29, 2004.

The conference call will also be available via the Internet by accessing the following Web addresses: www.dsbwdirect.com or www.vcall.com.  Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast will be available until May 22, 2004.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864.  With $3.37 billion in assets as of March 31, 2004, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dsbwdirect.com.

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the markets in which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings.  The Company disclaims any obligation to publicly announce future events or developments which may affect the forward-looking statements herein.

- tables to follow -

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	March 31,
	2004	December 31,
ASSETS:	(Unaudited)	2003

Cash and due from banks	$24,742	$24,074
Investment securities held to maturity	710	710
Investment securities available for sale	44,722	37,107
Mortgage-backed securities held to maturity	687	770
Mortgage-backed securities available for sale	751,051	461,967
Federal funds sold and other short-term assets	93,616	95,286
Real estate Loans:
One-to-four family and cooperative apartment	138,777	138,039
Multi-family and underlying cooperative	1,802,505	1,737,306
Commercial real estate	339,041	309,810
Construction	4,240	2,880
Unearned discounts and net deferred loan fees	(1,113)	(1,517)

Total real estate loans	2,283,450	2,186,518

Other loans	3,907	4,072
Allowance for loan losses	(14,992)	(15,018)

Total loans, net	2,272,365	2,175,572

Loans held for sale	170	2,050
Premises and fixed assets, net	16,685	16,400
Federal Home Loan Bank of New York capital stock	26,200	26,700
Other real estate owned, net	-	-
Goodwill	55,638	55,638
Other assets	86,365	75,387

TOTAL ASSETS	$3,372,951	$2,971,661

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$131,039	$129,349
Savings	366,786	366,592
Money Market	805,628	745,387

Sub-total	1,303,453	1,241,328

Certificates of deposit	969,214	800,350

Total Due to depositors	2,272,667	2,041,678

Escrow and other deposits	62,496	39,941
Securities sold under agreements to repurchase	100,812	12,675
Federal Home Loan Bank of New York advances	524,000	534,000
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	-
Other liabilities	39,963	34,448

TOTAL LIABILITIES	3,097,103	2,687,742
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized,
49,496,551 shares and 49,160,657 shares issued at
March 31, 2004 and December 31, 2003, respectively, and
37,409,181 shares and 38,115,111 shares outstanding at
March 31, 2004 and December 31, 2003, respectively)	495	492
Additional paid-in capital	189,430	185,991
Retained earnings	239,275	231,771
Unallocated common stock of Employee Stock Ownership Plan	(5,089)	(5,202)
Unearned common stock of Recognition and Retention Plan	(2,590)	(2,617)
Common stock held by the Benefit Maintenance Plan	(5,584)	(5,584)
Treasury stock (12,087,370 shares and 11,045,546 shares
at March 31, 2004 and December 31, 2003, respectively)	(141,610)	(120,086)
Accumulated other comprehensive (loss) income, net	1,521	(846)

TOTAL STOCKHOLDERS' EQUITY	275,848	283,919

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,372,951	$2,971,661

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands except per share amounts)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Interest income:
Loans secured by real estate	$33,615	$34,612	$37,873
Other loans	63	66	68
Mortgage-backed securities	4,712	4,292	4,069
Investment securities	312	367	907
Other	343	251	983
Total interest income	39,045	39,588	43,900
Interest expense:
Deposits and escrow	9,004	8,331	10,221
Borrowed funds	5,925	10,558	7,410
Total interest expense	14,929	18,889	17,631
Net interest income	24,116	20,699	26,269
Provision for loan losses	60	80	60
Net interest income after
provision for loan losses	24,056	20,619	26,209
Non-interest income:
Service charges and other fees	1,560	1,757	1,413
Net (loss) gain on sales and
redemptions of assets	576	(1,803)	656
Other	3,481	5,643	3,296
Total non-interest income	5,617	5,597	5,365
Non-interest expense:
Compensation and benefits	5,716	7,187	5,166
Occupancy and equipment	1,263	1,272	1,236
Core deposit intangible amortization	206	206	206
Other	3,180	3,010	3,061
Total non-interest expense	10,365	11,675	9,669
Income before taxes	19,308	14,541	21,905
Income tax expense	6,968	4,671	8,268
Net Income	$12,340	$9,870	$13,637
Earnings per Share:
Basic	$0.35	$0.27	$0.38
Diluted	$0.33	$0.27	$0.36
Average common shares
outstanding for Diluted EPS	36,863,260	37,300,295	37,397,445

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands except per share amounts)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Performance and Other Selected Ratios:
Return on Average Assets	1.60%	1.31%	1.82%
Return on Average Stockholders' Equity	17.72%	14.04%	20.44%
Return on Average Tangible Stockholders' Equity	22.28%	17.51%	26.28%
Net Interest Spread (1)	3.05%	3.20%	3.36%
Net Interest Margin (1)	3.29%	3.45%	3.68%
Non-interest Expense to Average Assets	1.34%	1.55%	1.29%
Efficiency Ratio	35.55%	41.55%	31.21%
Effective Tax Rate	36.09%	32.12%	37.74%
Per Share Data:
Reported EPS (Diluted)	$0.33	$0.26	$0.36
Stated Book Value	7.37	7.45	7.08
Tangible Book Value	5.82	5.98	5.54
Average Balance Data:
Average Assets	$ 3,094,199	$ 3,014,236	$ 3,000,597
Average Interest Earning Assets	2,931,156	2,879,123	2,857,554
Average Stockholders' Equity	278,585	281,153	266,911
Average Tangible Stockholders' Equity	221,521	225,471	207,526
Average Loans	2,218,390	2,206,003	2,186,202
Average Deposits	2,144,642	2,026,947	1,983,962
Asset Quality Summary:
Net charge-offs (recoveries)	$ 30	($ 17)	$ 2
Nonperforming Loans	1,381	525	1,264
Nonperforming Loans/ Total Loans	0.06%	0.02%	0.06%
Nonperforming Assets/Total Assets	0.04%	0.02%	0.04%
Allowance for Loan Loss/Total Loans	0.66%	0.68%	0.71%
Allowance for Loan Loss/Nonperforming Loans	1085.59%	2860.57%	1227.53%
Non-GAAP Disclosures - Cash Earnings Reconciliation and Ratios (2):
Net Income	$12,340	$9,870	$13,637
Additions to Net Income:
Core Deposit Intangible Amortization	206	206	206
Non-cash stock benefit plan expense	795	717	546
Cash Earnings	$13,341	$10,793	$14,389
Cash EPS (Diluted)	0.36	0.29	0.38
Cash Return on Average Assets	1.72%	1.43%	1.92%
Cash Return on Average Tangible Stockholders' Equity	24.09%	19.15%	27.73%

(1)    Ratios exclude prepayment expenses on borrowings of $4,144,000 recorded during the three months ended December 31, 2003.   Including this item, the net interest spread was 2.55% and the net interest margin was 2.88% during the three months ended December 31, 2003.

(2)    Cash earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME
	For the Three Months Ended
		March 31, 2004			December 31, 2003			March 31, 2003
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,214,940	$33,615	6.07%	$2,202,588	$34,612	6.29%	$2,182,484	$37,873	6.94%
Other loans	3,450	63	7.30	3,415	66	7.73	3,718	68	7.32
Mortgage-backed securities	543,070	4,712	3.47	497,909	4,292	3.45	401,544	4,069	4.05
Investment securities	37,715	312	3.31	41,910	367	3.50	90,164	907	4.02
Other short-term investments	131,981	343	1.04	133,301	251	0.75	179,644	983	2.19
Total interest earning assets	2,931,156	$39,045	5.33%	2,879,123	$39,588	5.50%	2,857,554	$43,900	6.15%
Non-interest earning assets	163,043			135,113			143,043
Total assets	$3,094,199			$3,014,236			$3,000,597

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$36,919	$88	0.96%	$35,685	$90	1.00%	$30,899	$91	1.19%
Money Market accounts	763,185	2,691	1.41	739,699	2,498	1.34	592,447	2,589	1.77
Savings accounts	367,196	494	0.54	367,908	498	0.54	364,349	695	0.77
Certificates of deposit	884,235	5,731	2.60	793,605	5,245	2.62	910,211	6,846	3.05
Borrowed Funds	578,296	5,925	4.11	607,445	10,558	6.90	668,766	7,410	4.49
Total interest-bearing liabilities	2,629,831	$14,929	2.28%	2,544,342	$18,889	2.95%	2,566,672	$17,631	2.79%
Checking accounts	93,107			90,050			86,056
Other non-interest-bearing liabilities	92,676			98,691			80,958
Total liabilities	2,815,614			2,733,083			2,733,686
Stockholders' equity	278,585			281,153			266,911
Total liabilities and stockholders' equity	$3,094,199			$3,014,236			$3,000,597
Net interest income		$24,116			$20,699			$26,269
Net interest spread (1)			3.05%			2.55%			3.36%
Net interest-earning assets	$301,325			$334,781			$290,882
Net interest margin (1)			3.29%			2.88%			3.68%
Ratio of interest-earning assets
to interest-bearing liabilities			111.46%			113.16%			111.33%

(1)    Ratios include prepayment expenses on borrowings of $4,144,000 recorded during the three months ended December 31, 2003.  Excluding this item, the net interest spread was 3.20% and the net interest margin was 3.45% during the three months ended December 31, 2003.

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